Exhibit 10.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of June 21, 2022, is entered into by and among ProFrac Holding Corp., a Delaware corporation (“Parent”) and each of the stockholders of U.S. Well Services, Inc., a Delaware corporation (the “Company”), listed on Schedule A attached hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, and Thunderclap Merger Sub I, Inc., a Delaware corporation and an indirect subsidiary of Parent (“Merger Sub Inc.”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub Inc. with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) Beneficially Owned by such Stockholder and as set forth opposite such Stockholder’s name on Schedule A (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the “Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder, and each Stockholder has agreed to, execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the 1934 Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(b) “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

2. Representations and Warranties of Each Stockholder.

Each Stockholder on behalf of itself, hereby severally, and not jointly and severally, represents and warrants to Parent that:

(a) Ownership of Shares. Such Stockholder: (i) is the Beneficial Owner of all of the Original Shares free and clear of any proxy, voting restriction, adverse claim, or other Liens, other than those created by this Agreement or under applicable federal or state securities laws; and (ii) has the sole voting over all of the Original Shares. Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which such Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares. Other than this Agreement, (x) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Stockholder is a party obligating such Stockholder to Transfer or cause to be Transferred to any person any of the Original Shares and (y) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Original Shares.

(b) Disclosure of All Shares Owned. Except for the Original Shares, Equity Linked Convertible Notes, Series A Preferred Stock, warrants to purchase Company Common Stock as set forth on Schedule A, such Stockholder does not Beneficially Own any shares of Company Common Stock or hold any securities exercisable for or convertible into shares of Company Common Stock.

(c) Power and Authority; Binding Agreement. Such Stockholder has full power and authority to enter into, execute, and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below)). This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid, and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.

(d) No Conflict. The execution, delivery and performance of this Agreement by such Stockholder does not conflict with or violate any Law applicable to such Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of the Shares pursuant to, any agreement or other instrument to which such Stockholder is a party or any term or condition of its organizational documents, except where such conflict, violation, isolation or default would not be reasonably expected to individually or in the aggregate, have an adverse effect on such Stockholder’s ability to satisfy its obligations hereunder.

(e) No Consents. No consent, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Authority on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement, except such filings as may be required under the Exchange Act.

(f) No Litigation. To the knowledge of the Stockholder, there is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) (each an “Action”) pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3. Agreement to Vote Shares; Irrevocable Proxy; Conversion Notice.

(a) Agreement to Vote and Approve. Each Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof, to vote or cause the holder of record to vote the Shares: (i) in favor of (1) the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, and any other proposals related to thereto and (2) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger; and (ii) against (1) any Contract relating to a Company Acquisition Proposal , or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement, and (3) any action, proposal, transaction, or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s, or Merger Sub Inc.’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s organizational documents).

(b) Exceptions to Vote. Notwithstanding anything herein to the contrary in this Agreement, this Section 3 shall not require any Stockholder to be present (in person or by proxy) or vote (or cause to be voted), any of the Shares to amend, modify or waive any provision of the Merger Agreement in a manner that decreases the amount, changes the form of, imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration, extends the End Date (other than as provided in the Merger Agreement), adversely affects the tax consequences to such Stockholder with respect to the consideration to be received in the Merger or otherwise adversely affects such Stockholder of the Company (in its capacity as such) in any material respect. Notwithstanding anything to the contrary in this Agreement, each Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Shares with respect to any matter other than as set forth in Section 3(a) in any manner such Stockholder deems appropriate, including in connection with the election of directors of the Company. Notwithstanding anything in herein to the contrary in this Agreement, in the event the Company Board makes a Company Adverse Recommendation Change in accordance with the Merger Agreement, the obligations, covenants and restrictions of the each Stockholder set forth in Section 3(a) above shall be modified such that, for the purposes of such section, the “Shares” shall refer only to such number of shares of Company Common Stock that would (in the aggregate including the shares held by each Stockholder party hereto) represent, as at the time of such vote, 35% of the total voting power of the outstanding shares of Company Common Stock (a “Voting Reduction”). Any Voting Reduction shall apply to each Stockholder pro rata in accordance with the number of Shares held by such Stockholder as compared to the other Stockholders hereunder.

(c) Irrevocable Proxy. Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, until the Expiration Time (as defined below) (at which time this proxy shall automatically be revoked), its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote during the term of this Agreement with respect to the Shares as required by Section 3(a) and Section 3(b). This proxy and power of attorney is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by such Stockholder with respect to the Shares. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

(d) Immediately following the effectiveness of the COD Amendment but in any event prior to the Effective Time, to the extent such Stockholder holds shares of Series A Preferred Stock, such Stockholder hereby agrees to deliver a Conversion Notice (as defined in the Certificate of Designations) to the Company to convert all of such Stockholder’s shares of Series A Preferred Stock into Company Stock (as defined in the Merger Agreement) at the Merger Conversion Ratio (as defined in the Certificate of Designations) in accordance with Section 7(q) of the Certificate of Designations.

4. No Voting Trusts or Other Arrangement.

Each Stockholder agrees that during the term of this Agreement such Stockholder will not, and will not permit any entity under such Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

5. Transfer and Encumbrance.

Each Stockholder agrees that during the term of this Agreement, other than in accordance with the terms of the Merger Agreement or in connection with any forfeiture of Shares pursuant that certain letter agreement by and among Matlin & Partners Acquisition Corporation and Cantor Fitzgerald & Co. as representative for the several underwriters named therein dated March 17, 2017, as amended, such Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of Law, or otherwise), or encumber (“Transfer”) any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the Shares or such Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit (i) direct or indirect Transfers of equity or other interests in any Stockholder (it being understood that such Stockholder shall remain bound by this Agreement) or (ii) a Transfer of the Shares by such Stockholder to an Affiliate of such Stockholder; provided, that a Transfer referred to in clause (i) of this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6. Additional Shares. Each Stockholder agrees that all shares of Company Common Stock that such Stockholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement and shall constitute Shares for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

7. Waiver of Appraisal and Dissenters’ Rights and Certain Other Actions.

(a) Waiver of Appraisal and Dissenters’ Rights. To the extent permitted by Law, each Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Merger that such Stockholder may have by virtue of ownership of the Shares (including any shares of Series A Preferred Stock, if applicable).

(b) Waiver of Certain Other Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Parent, the Company, or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Company Board, Parent or Merger Sub Inc. in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby, including the Merger.

8. Termination.

This Agreement shall terminate (a) with respect to all of the parties hereto, upon the earliest to occur of (i) the date on which Company Stockholder Approval is obtained, (ii) the date on which the Merger Agreement is terminated in accordance with its terms and (iii) the termination of this Agreement by mutual written consent of all the parties hereto; and (b) with respect to any Stockholder, upon the earliest to occur of (i) the date of any modification, waiver or amendment to the Merger Agreement effected without such Stockholder’s consent that (A) decreases the amount or changes the form of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement or (B) otherwise materially adversely affects the interests of such Stockholder or the other stockholders of the Company and (ii) the extension of the End Date (other than as provided for in the Merger Agreement) without the prior written consent of such Stockholder (the date of any event causing such a termination with respect to all of the parties hereto or any Stockholder, as the case may be, the “Expiration Time”). Nothing in this Section 8 shall relieve or otherwise limit the liability of any party for any intentional breach of this Agreement prior to such termination.

9. No Solicitation.

From and after the date hereof, each Stockholder shall not, and shall cause its Subsidiaries and, other than with respect to Regiment Capital Special Situations Fund, L.P., controlled Affiliates (other than the Company and its Subsidiaries) not to, and shall not authorize any of its Representatives to take any of the actions listed in clauses (i) through (iv) of Section 6.4(a) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof) and except as otherwise permitted by the Merger Agreement.

10. Further Assurances.

Each Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Parent may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

11. Fiduciary Duties.

Each Stockholder is entering into this Agreement solely in its capacity as the record or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of Stockholder’s designees serving in his or her capacity as a director of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by such Stockholder’s designees serving as a director of the Company (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

12. Stop Transfer Instructions.

At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

13. Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the aggrieved party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the aggrieved party will not have an adequate remedy at Law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at Law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the aggrieved party has an adequate remedy at Law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the aggrieved party’s seeking or obtaining such equitable relief.

14. Entire Agreement; Amendment; Waivers.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party hereto shall be deemed a waiver of any other provisions hereof by such waiving party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such waiving party.

15. Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties address as set forth on the signature page attached hereto and if to an Investor Person a copy (which shall not constitute notice) shall be delivered to:

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, TX 77002

Attention: Stephen M. Gill; Crosby W. Scofield

E mail: sgill@velaw.com; cscofield@velaw.com

16. Miscellaneous.

(a) Governing Law. This Agreement, and all Claims (whether based on contract, tort, or statute) arising out of or relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Claim with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the aggrieved party or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Claim, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that service of process or other papers in connection with any such Claim in the manner provided for notices in Section 15 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Claim for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Claim with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 16(b); (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action, or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action, or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A CLAIM; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).

(d) Expenses. Subject to any alternative arrangements between the parties hereto, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

(e) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(g) Section Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) Assignment. No party hereto shall assign any of its rights or obligations under this Agreement without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any assignment contrary to the provisions of this Section 16(h) shall be null and void.

(i) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement, provided, however that the Company shall be a third-party beneficiary of Section 8 and no amendment to such Section shall be effected without the prior written consent of the Company.

(j) Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

(k) Disclosure. Each Stockholder consents to and authorizes the publication and disclosure by the Company and Parent of such Stockholder’s identity and holding of Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement, and any other disclosure document required in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

(l) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in either Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholders, and Parent shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholders in the voting or disposition of any Shares, except as otherwise expressly provided herein.

[Signature Page Follows]

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED AND DELIVERED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

PROFRAC HOLDING CORP.

By _____________________

Name: Matthew D. Wilks

Title: Executive Chairman

Address for notice for purposes of Section 15:
ProFrac Holding Corp.
333 Shops Boulevard, Suite 301
Willow Park, TX 76087
Attention: Robert Willette

[STOCKHOLDER]

By _____________________
Name: __________________
Title: __________________
Address for notice for purposes of Section 15:

Schedule A

Name	Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement (other than pursuant to conversion or exercise of the other securities shown on this Schedule A):	Principal Balance of Equity Linked Convertible Notes as of the date of this Agreement	Number of Shares of Series A Preferred Stock Owned as of the date of this Agreement	Number of Warrants Owned as of the date of this Agreement